Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 (Amendment No. 2) of our report dated March 17, 2023 with respect to the audited financial statements of Broad Capital Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, for the year ended December 31, 2022, and for the period from April 16, 2021 (inception) through December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 16, 2024